EXHIBIT 21


Subsidiaries of UST Corp.(*)

        USTrust
        United States Trust Company
        JSA Financial Corporation
        UST Leasing Corporation (**)
        UST Securities Corp. (**)
        Mosaic Corp.
        UST Capital Corp. (***)
        USTrust Securities Corp. (****)

(*) Each of the above subsidiaries of UST Corp. is a Massachusetts Corporation or trust company and each of the above entities does business only under its corporate name with the exception of USTrust, which does business under the name "USTrust Bank" as well as the name "USTrust." The foregoing list does not include the names of inactive subsidiaries or the names of subsidiaries of banking entities which subsidiaries have been organized to hold foreclosed property, or other assets held in satisfaction of debts previously contracted by the applicable banking entity.

(**)    Wholly-owned by USTrust

(***)   Wholly-owned by United States Trust Company

(****) Organized as a wholly-owned subsidiary of UST Securities Corp. on February 24, 1997.


As of January 3, 1997, the following additional companies became subsidiaries of the Company:

The Co-operative Bank of Concord
The Braintree Savings Bank
Walden Financial Corp.
Builders Collaborative, Inc.
Braintree Savings Corporation
Walden Securities Corporation, Inc.
Bra-Prop Corporation
Braintree Securities Corp.